EXHIBIT 99.1

CORRECTED TRANSCRIPT
Rurban Financial Corp.
Third Quarter 2010 Financial Conference Call and Webcast
November 16, 2010

OPERATOR: Good Afternoon and Welcome, Ladies and Gentlemen, to the Rurban Financial Corp. Third Quarter 2010 Financial Conference Call and Web Cast.  At this time I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode.  We will open the conference up to the investment community for Questions & Answers following the presentation.  I will now turn the conference over to Linda Sickmiller, Investor Relations.  Please go ahead, Linda.

Linda Sickmiller, Investor Relations

Good Afternoon everyone, I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site www.rurbanfinancial.net until December 14, 2010.  Joining me today are Mark Klein, President and Chief Executive Officer, and Tony Cosentino, Chief Financial Officer.

Before we get started, I’d like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking and therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.  These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, changes in local real estate markets, legislative and regulatory decisions, or capital market conditions and other factors set forth in the company’s filings with the Securities and Exchange Commission.

I will now turn the call over to Mark Klein.

Mark Klein, President and Chief Executive Officer

Thank you, Linda, good afternoon everyone and welcome.  Today, I will provide a high-level overview of our operations this past quarter, including our holding company, Rurban Financial Corp., our banking group, The State Bank and Trust Company, and finally our technology subsidiary, Rurbanc Data Services, Inc., or RDSI.  Our CFO, Tony Cosentino, will then expand on these results in more detail.

First, let me say that we are pleased that we returned our company to profitability this past quarter. Our dual focus during the third quarter was first, to stabilize RDSI, and secondly, to expand our banking activities and market presence where we saw profitable growth opportunities.

Net income for the quarter was $26,000. This represents a substantial improvement over the second quarter which was primarily affected by one-time charges in connection with our decision to terminate the merger of RDSI and New Core Holdings. Under new leadership at RDSI, we’ve brought our costs in line with revenues to achieve breakeven results this past quarter. We feel confident that RDSI can become profitable from a base of DCM’s item processing customers, but we also have begun to review opportunities to rebuild RDSI’s revenue stream through product and industry diversification.

Our Banking Group reported improved earnings, asset quality, and core deposit growth during the third quarter. We further expanded our mortgage banking activities with a near-record level of originations, which we sold in their entirety into the secondary market. We’ve retained the mortgage servicing on loans we originate, and now have a servicing portfolio approaching $300 million that we expect will generate a nice stream of fee income each quarter.

Apart from residential mortgages, loan demand is still weak in our markets. So we are pleased with the improved results of Reliance Financial Services, our wealth management division. Revenues have not shown much growth year-over-year, since we believe that investors, especially retail investors, have been put off by the uncertainties in the economy. However, we reported fee income of $650,000 from Reliance this past quarter, up 10% compared to linked quarter fee income of $591,000.  Likewise, assets under management have grown from $290 million for 2009 year-end compared to $306 million at the end of this quarter. Also, expenses at Reliance have been well-controlled, with more profit dropping to the bottom line this year than last.

Asset quality has improved across-the-board since the beginning of this year. Nonaccruing loans declined nearly 20% from the previous quarter, and 45% since year-end 2009. In total, we have $12.1 million of nonperforming assets on our books. We believe that we’ve managed to avoid the credit quality problems that have hurt so many banks because we’ve been extremely cautious about who we loan money to, and consistent in our underwriting standards. Despite a lower level of problem loans, we continue to build our loan loss reserve, which now stands at 1.47% of total loans.

Residential real estate lending continues to provide a boost to earnings, as well as cross-sell opportunities. We originated $67 million of loans this past quarter, and $145 million year to date. These loan sales have generated approximately $2 million of gains on sale. We believe that our three-year old central Ohio presence has provided us with geographical and economic diversification. Year to date, approximately 53% of our loan volume and over 60% of our gains on sale are from this new Columbus region. Our servicing portfolio now stands at more than $276 million, up $90 million over the past 12 months.

Our information technology division, RDSI, has gone through an arduous process of re-structuring after we decided last quarter to terminate the proposed merger and spin-off of RDSI. From a company that earned most of its income as a data processor, RDSI is transitioning to an item processing shop, and striving to be one of the best. We believe our DCM division is one of the lowest cost processors in the business, and we are currently reviewing opportunities in other industries as well as banking where we can apply this technology. In addition to item processing, we plan to focus on additional products, such as network services and software consulting.  Gary Saxman is RDSI’s new president; Gary and his team have long-standing experience at RDSI, and his learning curve has been steep. Gary is charged with creating a new business model for RDSI, on a smaller scale than the old RDSI model, but able to generate a positive income stream that will grow over time. While we have begun to see positive results on many fronts in each of RDSI’s businesses, we still have much work to do.

At this time I would like to turn over the presentation over to our CFO, Tony Cosentino.  Tony…

Anthony V. Cosentino, Executive Vice President and Chief Financial Officer

Thank you, Mark.  Good afternoon everyone.  As Mark said, we are very pleased to report positive earnings this quarter. Given the expanded workload imposed on our staff by the de-conversion of data processing clients at RDSI and the loan-by-loan account review we completed at State Bank, it certainly feels like we’ve spent an awful lot of time this quarter getting business done.

Much of our effort this past year has been to reduce our level of non-performing assets.  As Mark said, they now stand at $12.1 million, or 1.77% of total assets, down $8 million, or 40%, from year-end 2009.  This $8.2 million reduction has occurred fairly evenly over the past three quarters. As of September 30th, approximately $3.4 million of problem assets were 1-4 family residential, and $3.0 million was commercial real estate. Of our total non-performing assets, 44%, or $5.3 million, consisted of 3 large credits, and we feel very comfortable with the level of reserves allocated to those specific credits. Right now, our loan loss reserve of $6.5 million provides coverage of approximately 64% of non-performing loans which compares very favorably to 38% coverage at year-end.

One thing I would like to point out is we have very few construction loans outstanding -- only 3.5% of total loans. We only have $634,000 of non-performing residential and commercial C&D combined, or 4.1% of C&D loans – just 1.4% of total loans. So in this respect, we believe our loan portfolio has a lower risk profile than many other banks. But just to remain cautious, we also took the opportunity this past quarter to add to our reserves.

Our balance sheet remains very liquid as a result of strong deposit growth.  We also took the opportunity this past quarter to selectively prune some problem C&I loan credits. Combined with the weakened loan demand, we now find ourselves with a surplus of cash and liquid investments higher than we prefer.  We anticipate using this liquidity to fund our loan pipeline as well as pay down higher rate term funding that is set to mature in the next few months.

Capital levels remain strong at State Bank with our Tier 1 and Risk-Based Capital ratios at 7.1 percent and 11.6 percent, respectively.  Due to the charge-downs at RDSI in the second quarter, capital levels at the holding company mirror those at State Bank.  It is worth noting that $5 million in capital at RDSI is here --- that would not be here as a result of this spin-off scenario.

Non-interest expense declined $2.1 million from the year-ago third quarter.  Included in this quarter are an additional $340,000 of OREO and loan administration expense compared to the year-ago quarter, as well as $592,000 of expenses related to Originated Mortgage Servicing Rights (OMSR) that did not exist in the prior year. *(when adjusting for these one-time items, we would see a 24% percent reduction in our year-over-year quarterly expense level.)  We have reduced staff by 20 percent from the prior year and we anticipate further reductions prior to year-end.

At RDSI this quarter we had a net operating loss of $54 thousand, which was almost breakeven and a big improvement over the previous quarter. We anticipate further fall-off in data processing revenue until State Bank is RDSI’s only remaining data processing customer. We expect that RDSI will have a negative operating quarter in the fourth quarter before expenses are once-again brought in line to match the lower revenue stream.  Our anticipated 2011 proforma at RDSI calls for positive operating earnings and cash flow.

Operating results for the Bank during the quarter showed net income of $548 thousand.  We expect the Bank to have positive earnings for the year, despite the size of our loan loss provision during this year.  The bulk of our earnings for the past year have been used to improve our levels of non-performing assets and for the costs to maintain our OREO and foreclosed properties.  We believe that operating expenses should return to more normalized levels as credit costs decline and our focus will move away from conversions towards calling efforts.

Mark, back to you.

Mark A. Klein, President and Chief Executive Officer

Thank you, Tony.

It feels good to talk about making some money this quarter, rather than charging things off. We are now able to give our core businesses the attention they deserve, and we believe we have made significant progress in a short period of time.

We have begun to turn our focus towards 2011 to develop a budget and business plan that incorporates efficiency enhancements as well as new products and services, in particular, additional sources of noninterest income.  The deconversions at RDSI took a great deal of time away from more productive activities and many of the cost-saves we’ve implemented over the past year have been obscured by the additional auditing, legal and consulting fees we’ve paid out.  Most of these distractions are now behind us, and we are prepared to move forward to a new and higher level of performance. Linda, I am turning this Web Cast back to you to determine if we have any questions from our investment community.

Linda Sickmiller, Investor Relations

Thank you, Mark. It’s now time for the question and answer session.

•	If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone.

•	IF you have a question, we would like you to press star one on your telephone.

•	If for some reason you would like to withdraw your question, press star two.

•	So again, if you have a question, please press star one on your telephone and we will take the questions in the order they are received. We’ll stand by for a few moments.

OPERATOR: And we’ll take our first question from David Horn with Kiron Advisors.

<Q – David Horn>: Hi, Gentlemen. Thank you for taking my questions, for hosting call.

<A – Mark Klein>: Thanks, David.

<Q – David Horn>: Can you just give a little bit more color on the non-performing assets, the 12 million, what’s the makeup of those?

<A – Anthony Cosentino>: Yes, happy to do that for you.  We have approximately $3.4 million of residential real estate, $3 million roughly of commercial real estate both owner-occupied and investor-occupied, and $2.5 million of the C&I, those are the three largest characterizations of our $10.1 million. In our OREO balance of roughly $2 million, we have $1.3 million that’s in a commercial real estate property that’s been fully written down.

<Q – David Horn>: Okay, all right, great, thank you.  You’ve done a nice job sort of riding the shift, we are not losing money anymore.  What do you think – which lever between the net interest income and non-interest income and non-interest expense do you think you’d pull next to get us back to profitability?

<A – Mark Klein>: Well, David, we are continuing to focus on non-interest income.  Our areas of emphasis, as you might expect, would be improving our efficiencies.  We’re looking at every office and every division that we have in terms of the expenses.  We have begun to look at the business model of related insurances that’s going to get us some additional fee income and we continue to propel our mortgage banking to higher levels.  I am quite pleased with the size of our servicing portfolio and a much bigger one I think is still in line for us given our presence – and newer presence in Columbus of only three years.  And, of course, the other half of the volume coming up this way, but we do have some initiatives that are on the table with regard to extending the duration of our liabilities on that side and reducing some of those costs so that we can get some lift in our current margin.

<Q – David Horn>: Okay. Because now that we’ve written down so much of RDSI and we’ve taken – the non-performing assets we have really taken a lot of reserves this year and gotten that level up, I mean what sort of things do you see impeding us from being profitable in 2011?

<A – Mark Klein>: Well, again there is the – I mean obviously the economy is a huge part of it.  We’ve gone through some – our safety and soundness exam and we are quite pleased at this point where we are currently at with that exam.  We have some very favorable results on our current grades of our credits, so we’re pleased with that.  If we get a little marginal lift in the economy and a little help in that respect, we continue to remain optimistic, but there’s always going to be risk in the loan portfolio that we think we have properly quantified.  But clearly I think the big caveat would be the economy.

And again, we think we’ve right-sized or will by the end of the year have right-sized RDSI to return to profitability and we have some key opportunities on the table that we’re not at liberty to speak of yet.  But we continue to strategize on way s to return that franchise back to profitability.  So, a number of variables, but, again, optimistic from where we’ve come from and where we’ve kind of landed this quarter.

<Q – David Horn>: Okay. Great. I mean any thoughts on the fact the stock trades at sort of half of tangible book. So, I guess there is skepticism in the market. I mean, do you find that to be just a blatant mis-pricing or – I mean obviously a much larger discount to actual book value…?

<A – Mark Klein>: Well, obviously both are below where we would certainly think they should be, but again, for lack of any solid earnings and some communication by our leadership, which we have begun to do, we will be hosting some Town Hall meetings and talking with some of our retail investors to ensure that they know that we’ve certainly made some adjustments and that we are content with the progress we’ve made, but certainly not with the results that we’re currently turning in.  But, again, the process has begun, and I repeat, we remain optimistic.

<Q – David Horn>: Okay. Great. Well good luck and thank you and for taking the question. I look forward to speaking with you next quarter.

<A – Mark Klein>: Thank you very much.

OPERATOR: [Operator instructions]

Linda Sickmiller, Investor Relations

While we’re waiting to see if we have any additional questions, I would like to remind you that today’s webcast will be accessible on our website at www.rurbanfinancial.net until December 14, 2010.

OPERATOR: If there are no further questions, I’ll now turn the conference back to Mark Klein.

Mark A. Klein, President and Chief Executive Officer

Once again, thank you for joining us.  And we look forward to chatting with you again in the coming quarter. Take care.

OPERATOR:  This does conclude today’s conference. We thank you for your participation. All parties may now disconnect.